Exhibit 99.1

AXIM® BIOTECHNOLOGIES SIGNS LOI FOR DISTRIBUTION OF PRODUCTS THROUGHOUT AUSTRALIA AND NEW ZEALAND

Leading Cannabinoid Biotech Company Signs Letter of Intent with Leading Australian Healthcare Company for Development of New Products and Assistance with Obtaining Regulatory Approval

NEW YORK – September 13, 2018 – AXIM® Biotechnologies, Inc. (AXIM® Biotech) (OTCQB: AXIM) , a world leader in cannabinoid research and development, today announced that it has signed a Letter of Intent (“LOI”) with Impression Healthcare Limited (“Impression”), Australia’s largest home dental impression company, for exclusive distribution of all AXIM® Biotech products throughout Australia and New Zealand.

Per the LOI, both parties will endeavor to co-develop new products, initially for pre-clinical and phase 1 trials (among other clinical trials), including an oral rinse liquid targeted for the treatment of oral mucositis, strep throat, oral infections and gum disease. Pending initial discussions and an internal review of AXIM® Biotech and its product offerings, Impression will collaborate with the company for the licensing and distribution of its current and future cannabinoid-based therapeutic products for distribution in Australia and New Zealand.

“As regulations standardize and public opinion of cannabinoid-based therapeutics becomes more widely supportive, it is essential for AXIM® to focus on capturing international markets at this stage of our company’s growth,” said George E. Anastassov, MD, DDS, MBA and Chief Executive Officer of AXIM® Biotech.

Impression, which has a long history of working in the Australian and New Zealand healthcare market, will utilize pharmaceutical consultants to commence seeking all required regulatory and marketing approvals for AXIM® Biotech’s products throughout the regions.

Anastassov added, “Collaboration on development of new products and seeking of regulatory approval is the fastest and most cost-efficient way to expand into new markets, and we are happy to have found an experienced partner who will help us do just that. These markets represent many potential patients with a national healthcare system that supports long-term and preventative health. These ideals align perfectly with AXIM®’s vision of bringing cannabinoid therapeutics to mainstream healthcare.”

Chairman of Impression, Mr. Troy Valentine, said, “Impression is delighted to collaborate with AXIM on its extensive range of products and respects its foresight, depth of knowledge and years of development experience in the medicinal cannabis sector. Impression is committed to both innovation and the provision of high-quality products to our customers and, as such, we are excited to work with AXIM to both distribute its great products and to start work on new products.”

AXIM® Biotech’s flagship pharmaceutical program MedChew® Rx will undergo clinical trials targeting the treatment of pain and spasticity in multiple sclerosis patients. The company also plans to conduct a bioequivalence study on its own product containing dronabinol, comparable to FDA-approved Marinol, for the treatment of nausea associated with cancer treatment and patients with AIDS for which the company has already received a pre-IND approval from the FDA in the United States. Additional target indications for these programs include drug-related psychosis, restless legs syndrome, irritable bowel syndrome, Parkinson’s disease, and dementia, among others.

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About AXIM® Biotechnologies

AXIM® Biotechnologies, Inc. (OTC: AXIM) is an innovative biotechnology and pharmaceutical company focusing on research, development and production of cannabinoid-based pharmaceutical and nutraceutical products. AXIM's flagship products include MedChew® Rx, a combination CBD/THC gum that will undergo clinical trials for the treatment of pain and spasticity associated with Multiple Sclerosis (MS); MedChew® Dronabinol which will undergo a bioequivalence study to fast track through FDA as an alternative to approved Marinol; and CanChew® RL, which will undergo clinical trials for treatment of restless leg syndrome. At AXIM, we prioritize the wellbeing of our customers while embracing a solid fiscal strategy. For more information, please visit www.AXIMBiotech.com.

About Impression Healthcare Limited

Impression Healthcare is Australia’s largest home dental impression company and is disrupting the dental devices market by providing consumers with an in-home method to consumer laboratory-grade and personalized dental healthcare products at significantly lower prices than those offered by a dentist. Combining the latest materials with advanced manufacturing processes at the Company’s highly-scalable Victorian dental laboratory, Impression is delighting its customers with a range of high-quality, Australian-made products for teeth protection, bruxism, snoring, mild sleep apnoea and teeth discolouration. All customer teeth impressions are taken at home with the Company’s impression kit. Thereafter, a qualified dental technician produces the custom-fitted device without the customer having to undertake a costly and time-consuming visit to the dentist. Impression Healthcare has developed and launched four uniquely-branded and wholly-owned products that represent a significant and growing market in which to increase market share versus the traditional dental industry. Promoted by high-profile ambassadors in health, sport, fashion and media, Impression aims to embody a commitment to customer experience that is unparalleled in the industry. To learn more, please visit: www.impression.healthcare.

FORWARD-LOOKING DISCLAIMER

This press release may contain certain forward-looking statements and information, as defined within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and is subject to the Safe Harbor created by those sections. This material contains statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. Such forward-looking statements by definition involve risks, uncertainties and other factors, which may cause the actual results, performance or achievements of AXIM Biotechnologies, Inc. to be materially different from the statements made herein.

LEGAL DISCLOSURE

AXIM® Biotechnologies does not sell or distribute any products that are in violation of the United States Controlled Substances Act (US.CSA).

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